Exhibit 99.2

Senseonics Announces Equity Line of Credit Financing Agreement

Energy Capital to Provide up to $12 Million of Liquidity

GERMANTOWN, MD, November X, 2020 -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced entrance into an equity line of credit financing agreement with current shareholder Energy Capital, LLC for up to $12.0 million.

“This line of credit provides the opportunity to increase liquidity as needed in 2021 or 2022 for flexibility to ramp manufacturing operations for the potential 180-day product launch in the U.S. and to support the continued development of our next generation 365-day wear sensor,” said Tim Goodnow, PhD, President and CEO of Senseonics. “The ability to strengthen the balance sheet according to our needs allows us to be strategic in our value creating initiatives as we transition commercial responsibilities to Ascensia Diabetes Care. We appreciate the shared level of commitment to Senseonics’ long-term success from a top shareholder.”

Robert J. Smith, Managing Member of Energy Capital, LLC added, “as a longtime shareholder and supporter of Senseonics, I am pleased to continue and grow my commitment to the company. Having watched my father’s experience with Eversense the past two years, I am a firm believer in the promise of this unique CGM system to improve the lives of people with diabetes and their families. I am excited about the future of Senseonics and the potential for Eversense to become a leader in CGM.”

Subject to the terms and conditions of agreement, the equity line of credit is accessible at Senseonics’ discretion after January 21, 2021 if Senseonics’ aggregate cash and cash equivalents and other available credit are below $8 million and the price of Senseonics’ common stock is at least $0.25 per share. Investments of up to $12.0 million by Energy Capital would occur in draws of a maximum of $4.0 million no more frequently than monthly, whereby Senseonics would issue preferred stock which will be convertible into common stock based on the closing price of $0.3951, which was the volume-weighted average trading price of the common stock on November 6, 2020. The agreement includes the issuance of warrants to purchase 10 million shares of common stock to Energy Capital, with an exercise price of $0.3951 per share. The agreement also provides Energy Capital the right to buy any undrawn shares of preferred stock beginning January 1, 2022 and through November 9, 2022 if the shares are not otherwise drawn by Senseonics, subject to certain other conditions.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential to ramp manufacturing for the potential 180-day product launch in the U.S. in 2021, the continued development of the 365-day wear sensor, the potential investments by Energy Capital pursuant to the terms of the equity line of credit financing agreement, the potential for Eversense to improve the lives of patients and their families, the potential for Eversense to become a leader in CGM, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Senseonics’ satisfaction of the conditions for accessing the equity line under the terms of the agreement with Energy Capital, uncertainties in the regulatory approval process, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

investors@senseonics.com

Senseonics Media Contact:
Mirasol Panlilio

301-556-1631

Mirasol.panlilio@senseonics.com